Exhibit D
                                  Beggs & Lane
                          Seventh Floor Blount Building
                              3 West Garden Street
                            Pensacola, Florida 32501
                                  904-432-2451

                                 August 11, 1997


Securities and Exchange Commission
Washington, DC 20549

RE:      Statement on Form U-1
         of Gulf Power Company
         (herein called the "Company") et al.
         File No. 70-8461

Ladies and Gentlemen:

We have read the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the issuance and sale by the Company of $20,000,000 aggregate principal amount of its Series B 7.50% Junior Subordinated Notes due June 30, 2037 (the "Junior Subordinated Notes").

We are of the opinion that:

(a) the Company is validly organized and duly existing as a corporation under the laws of the State of Maine and is duly admitted to do business under the laws of the States of Florida, Georgia and Mississippi;

(b) the subject transactions have been consummated in accordance with such statement on Form U-1, as amended;

(c)  all state laws applicable to such transactions have been complied with;

(d) the Junior Subordinated Notes are valid and binding obligations of the Company in accordance with their terms; and

(e) the consummation of the transactions did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing thereof with the Commission at the time of the filing by the Company of its certificate pursuant to Rule 24.


                                                              Very truly yours,
                                                              /s/Beggs & Lane